                                                                    EXHIBIT 4(h)

                     NON-QUALIFIED STOCK OPTION AGREEMENT

      RESPONSE TECHNOLOGIES, INC. (the "Corporation"), a Tennessee corporation,
hereby grants to               (the "Holder"), an option to purchase from the
Corporation 50,000 fully paid and nonassessable shares of the common stock, $.002 par value, of the Corporation at an exercise price of $.3125 per share. This option has been granted pursuant to the 1990 Non-Qualified Stock Option Plan (the "Plan") of the Corporation adopted by its Board of Directors on July 6, 1990 and its shareholders on October 31, 1990, and is subject to all of the terms, conditions and provisions of the Plan. A copy of the Plan is attached hereto and made a part of this option as is fully set out herein.

      This option shall be exercisable by the Holder in whole or in part as set forth in the chart below. No option will be exercisable after the expiration of ten (10) years from the date of grant.

No. of          Grant         Vesting             Expiration            Price
Shares          Date           Date                  Date             Per Share
------          -----         -------             ----------          ---------







      The number of shares of common stock covered by this option shall be proportionately adjusted, to the nearest whole share, for any increase or decrease in the number of issued shares of common stock of the Corporation resulting from a subdivision or combination of shares or the payment of a stock dividend (but only on the common stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation after the date hereof. Any such adjustment to this option shall be made without changing the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the option.

      If the Corporation shall be the surviving corporation in any merger or consolidation, this option shall pertain to and apply to the securities to which a holder of the number of shares of common stock subject to the option would have been entitled. A dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation shall cause this option to terminate, unless the surviving company assumes or substitutes another option in a transaction to which Section 425(a) of the Internal Revenue Code of 1986, as amended, is applicable; provided, however, that, if the option so terminates, the holder shall have the right immediately prior to such dissolution or liquidation, or merger or consolidation in which the Corporation is not the surviving corporation, to exercise his option in whole or in part without regard to any provisions deferring exercise contained herein.

      To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Board of Directors, whose determination shall be conclusive.

      Except as herein before expressly provided, the Holder shall have no rights by reason of any subdivision or combination of shares of stock of any class, or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, or by reason of any dissolution, liquidation, merger, consolidation or distribution to the Corporation's shareholders of assets or stock of another corporation; and any issue by the Corporation of shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to this option.

      The grant of this option shall not affect in any way the right or power of the Corporation to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Corporation, any issue of debt or equity securities having preferences or priorities as to the common stock or the rights thereof, the dissolution or liquidation of the Corporation, any sale or transfer of any or any part of its business or assets, or any other corporate act or proceeding.

      If the Holder's employment, retention or directorship by the Corporation or any affiliate of the Corporation, as defined in the Plan, shall terminate for cause, the Corporation, at its option, may elect to purchase from the Holder or his legal representative any or all common stock held by the Holder as of the date of termination for a price per share equal to the fair market value, as defined in the Plan, of a share of common stock at the time the Corporation exercises its option. The Corporation's right to purchase the common stock shall continue for a period of one year from the date of the Holder's termination. The payment for shares acquired by the Corporation pursuant hereto shall be made, in cash or by check, at the address of the Holder as set forth in the stock records of the Corporation, or at such other location as the parties to the purchase shall mutually agree. Upon payment by the Corporation in compliance with the provisions of this paragraph, the Holder or his legal representative shall deliver to the Corporation for cancellation the certificate or certificates evidencing the common stock purchased by the Corporation. The failure of the Holder or his legal representative to so deliver such certificate or certificates shall not impinge the validity of the Corporation's purchase. The term "cause" shall mean habitual drug use or drunkenness, embezzlement of Corporation funds, conduct which is demonstrably injurious to the Corporation, or conviction of a felony, all as determined in good faith by the Board of Directors or by the committee appointed to administer the Plan.

      Unless the shares subject to this option have been registered under the Securities Act of 1933, as amended, and the prospectus filed with such registration statement is current, the Holder's right to exercise the option granted hereby shall be subject to the delivery to the Corporation upon such exercise of a letter, in form satisfactory to the Corporation's counsel: (a) representing that the Holder intends to acquire the shares of stock issuable upon such exercise for investment for his own account and without a view to the resale or distribution thereof; and (b) agreeing that such shares shall not be sold or transferred by him in the absence of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to such transfer, except upon furnishing an opinion of counsel satisfactory to the Corporation that such sale or transfer is not required to be registered under that Act or any applicable state securities law.

      Granted as of the      day of


HOLDER;                                   RESPONSE TECHNOLOGIES, INC.


                                          By:
------------------------------               ------------------------------
                                               Secretary


Date:                                     Date:
      ------------------------                  ---------------------------